Exhibit 10.3

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made and executed as of the last date signed below (“Effective Date”), between VENTURA OFFICE PARK LOT #8, LLC, a Michigan limited liability company, whose address is 1535 Steele Ave SW, Ste C, Grand Rapids, MI 49507 (“Landlord”), and SHOULDER INNOVATIONS, INC., a Delaware foreign corporation authorized to do business in Michigan, whose address is 1535 Steele Ave SW, Grand Rapids, MI 49507 (“Tenant”).

1.Property. Landlord owns certain real property situated in Byron Township, Kent County, Michigan, and commonly known as 6320 Venture Hills Blvd SW, Lot 8, Byron Center, Michigan 49315, bearing parcel No. 41-21-03-100-034, as legally described on the attached Exhibit A (“Property”).

2.Leased Premises. Landlord will improve the Property with a newly constructed commercial building consisting of approximately 15,200 square feet (the "Leased Premises" or "Premises"), together with a parking lot and related site improvements, as depicted on the attached Exhibit B, which Landlord lets and leases to Tenant, and Tenant hires and leases from Landlord, at the rents and under the terms and conditions set forth in this Lease. For the avoidance of doubt, the Premises is limited to the building only and does not include the parking lot or other site improvements, which shall be available for Tenant's non-exclusive use in common with other parties. The newly constructed commercial building is referred to on Exhibit B as “Proposed Building.” Exhibit B also depicts a potential "Future Building" that may be constructed on the Property as contemplated in Section 19 below.

3.Construction Plan. Landlord agrees to construct a building and related site improvements to Tenant’s specific designs and requirements per the conceptual plans attached hereto as Exhibit C. Landlord will provide Tenant with monthly written updates on construction progress and will promptly notify Tenant (but in no event later than five (5) business days after Landlord becomes aware) of any delays that may affect the scheduled Possession Date, as defined in Section 5. Tenant shall have the right to inspect the construction site upon reasonable prior notice during normal business hours. Any material deviation from the budget and floor plans set forth in Exhibit C shall require Tenant's prior written approval.

a)Construction Cost. The Premises will be constructed in accordance with the budget attached hereto as Exhibit D (“Construction Budget”). Any construction costs that exceed the Construction Budget will be the sole responsibility of Landlord, except to the extent such overruns are a direct result of change orders requested in writing by Tenant and approved in writing by Tenant after receipt of a written cost estimate from Landlord. Tenant shall approve or disapprove any change order within five (5) business days after receipt of Landlord's written cost estimate. Landlord shall provide Tenant with an itemized accounting of all construction costs within thirty (30) days after substantial completion of construction.

b)Construction Savings. If the actual cost of construction is less than the Construction Budget (“Savings”), then the Savings will be applied as follows:

i.First, to cover abated Base Rent, as defined in Section 7 below, for any time Tenant has possession prior to the Rent Commencement Date, as defined in Section 7,

ii.Second, to cover any Additional Rent, as defined in Section 7 below, for any time Tenant has possession prior to the Rent Commencement Date, and

iii.Lastly, any remaining Savings shall be divided equally between Landlord and Tenant. Tenant’s share of the remaining Savings shall be applied in the form of rent reduction spread over the initial term of the Lease.

c)Construction Down Payment. In consideration of building the Premises to Tenant’s specific designs and requirements, Tenant shall pay Landlord Five Hundred Thousand and 00/100 Dollars ($500,000.00) (“Construction Down Payment”). The Construction Down Payment shall be paid in two equal installments of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), with the first installment being due on or before October 1, 2026, and the second installment due on or before January 1, 2027. Tenant’s obligation to pay each installment of the Construction Down Payment is contingent upon Landlord providing Tenant with reasonably satisfactory assurance of construction progress, including lien waivers from all contractors and subcontractors for work completed to date.

d)Acceptance of Premises. Upon Landlord's notice of substantial completion of construction of the Premises, Tenant shall have thirty (30) days to conduct a walk-through inspection with Landlord and prepare a punch list of any deficiencies or incomplete items. Landlord shall complete all punch list items within thirty (30) days after receipt of the punch list. Upon completion of all punch list items, Tenant agrees to complete the Acceptance of Premises form attached hereto as Exhibit E. Tenant's execution of the Acceptance of Premises form shall not constitute a waiver of any latent defects or any claims arising from Landlord's failure to construct the Premises in accordance with the plans and specifications set forth in Exhibit C, and Landlord shall remain responsible for correcting any such defects for a period of one (1) year following Tenant's acceptance.

e)Fire Suppression System. As part of Landlord's construction work under this Section 3, Landlord will install a fire suppression system in the Building in accordance with all applicable codes and regulations (the "Fire Suppression System").

Prior to commencing installation, Landlord will submit plans and specifications for the Fire Suppression System to Tenant for Tenant's review and written approval, which approval will not be unreasonably withheld, conditioned, or delayed. The cost of the Fire Suppression System will not exceed Sixty-Five Thousand and 00/100 Dollars ($65,000.00) (the "Fire Suppression Cap"). Any costs in excess of the Fire Suppression Cap will be the sole responsibility of Landlord. Within thirty (30) days after substantial completion of the Fire Suppression System, Landlord will provide Tenant with reasonable documentation (including invoices) evidencing the actual cost of the Fire Suppression System. The actual cost of the Fire Suppression System (not to exceed the Fire Suppression Cap) will be amortized over the Initial Term on a straight-line basis, without interest, and built into Tenant's payments of Base Rent. Landlord shall be responsible for the maintenance, repair, and replacement of the Fire Suppression System throughout the Term, subject to reimbursement as part of Operating Expenses to the extent permitted under Section 7(b). Landlord warrants that the Fire Suppression System shall be free from defects in materials and workmanship for a period of one (1) year following substantial completion, and Landlord shall promptly correct any such defects at Landlord's sole cost and expense.

4.Intentionally deleted.

5.Possession Date. Tenant will receive possession of the Premises when the certificate of occupancy is issued for the Premises and all of Landlord’s work is substantially completed in accordance with the plans and specifications set forth in Exhibit C (“Possession Date”). Notwithstanding the foregoing, Landlord will permit Tenant early access to the Premises at least thirty (30) days before the anticipated Possession Date, for purposes of installing furniture, fixtures, equipment, cabling, and other improvements needed for Tenant’s business activities, provided such access does not unreasonably interfere with construction. During such early access period, Tenant shall not be obligated to pay Base Rent or Additional Rent, but shall maintain adequate insurance coverage as required under this Lease.

a)If the Possession Date is after October 1, 2027, unless due to force majeure events lasting no more than sixty (60) cumulative days, then:

i.Tenant will receive one (1) day of free Base Rent for each day of delay after October 1, 2027, for the first sixty (60) days of delay;

ii.Tenant will receive two (2) days of free Base Rent for each day of delay exceeding sixty (60) days after October 1, 2027; and

iii.If Landlord fails to deliver the Premises within one hundred eighty (180) days after October 1, 2027, Tenant will have the right to terminate this Lease Agreement upon written notice to Landlord, and Landlord shall, within fifteen (15) days of such termination, return all amounts paid by Tenant hereunder, including the Construction Down Payment and any other deposits or prepaid amounts.

6.Lease Term. Landlord agrees to lease the Premises to Tenant for an initial term lasting ten (10) years (“Initial Term”) beginning on the Possession Date, unless sooner terminated as provided in this Lease.

a)Renewal Periods. Provided Tenant is not then in default in the performance of any of its covenants and agreements under this Lease beyond any applicable notice and/or cure periods, Tenant shall have the right, but not the obligation, to extend for two (2) additional five (5) year periods upon written notice to Landlord, upon the same terms and conditions as provided in this Lease. Notice of Tenant's intent to renew must be provided at least six (6) months before the expiration of the then-current term. For purposes of this Lease, the word “Term” shall refer to the Initial Term of this Lease and any properly and timely exercised renewal term(s).

7.Rent. Tenant covenants and agrees to pay Landlord as rent for the Premises during the Term as follows:

a)Base Rent. Annual base rent shall be Three Hundred Ninety-Six Thousand and 00/100 Dollars ($396,000.00), payable in monthly installments of Thirty-Three Thousand and 00/100 Dollars ($33,000.00) (“Base Rent”). Tenant shall pay Landlord first month’s Base Rent and the Security Deposit, as defined below in Section 9, on the Effective Date. Base Rent shall be paid in advance on the first day of each month, beginning on October 1, 2027, or one month after the Possession Date, whichever is later (“Rent Commencement Date”). Notwithstanding the foregoing, Base Rent shall be fully abated from the Possession Date through the day immediately preceding the Rent Commencement Date (the "Abatement Period"), and Tenant shall have no obligation to pay Base Rent during the Abatement Period.

Throughout the Term of this Lease, Base Rent will increase by two and a half percent (2.5%) annually on the anniversary of the Rent Commencement Date, as follows:

Year	Annual Base Rent	Monthly Base Rent
1	$396,000.00	$33,000.00
2	$405,900.00	$33,825.00
3	$416,047.50	$34,670.63
4	$426,448.00	$35,537.39
5	$437,109.91	$36,425.82

6	$448,037.65	$37,336.47
7	$459,238.60	$38,269.88
8	$470,719.56	$39,226.63
9	$482,487.55	$40,207.30
10	$494,549.74	$41,212.48

b)Additional Rent. Commencing on the Possession Date, Tenant shall pay to Landlord as additional rent all utilities, building maintenance, common area maintenance ("CAM"), property insurance, and other operating expenses related to the Premises (collectively, the “Operating Expenses”).

As used in this Section 7, Operating Expenses shall include all costs of operating and maintaining the Property, including, without limitation, the following costs and expenses: utility costs and expenses including water, sewer, electricity, gas and other sources of power for heating, lighting, ventilating or air conditioning; property management fees (not to exceed three percent (3%) of Base Rent); casualty and property insurance premiums; building maintenance costs; fire suppression system maintenance, inspection, and testing costs (but excluding the initial installation costs addressed in Section 3(e); garbage and waste removal services; association fees or assessments, if any; snow removal, lawn care, landscaping, parking, and other exterior grounds maintenance and repair; and common area maintenance costs. Notwithstanding the foregoing, Operating Expenses shall expressly exclude the following: (a) costs incurred due to Landlord's negligence or willful misconduct; (b) capital expenditures, except to the extent amortized over their useful life in accordance with generally accepted accounting principles (GAAP); (c) costs of repairs covered by insurance proceeds or warranties; (d) legal fees for disputes with other tenants, ground lessors, or lenders; (e) executive salaries and corporate overhead of Landlord; (f) costs incurred in connection with the original construction of the Premises; (g) leasing commissions; (h) costs of any work or service performed for any other tenant; (i) depreciation and amortization (except as expressly permitted above); (j) interest and principal payments on any mortgage or other debt; (k) ground lease payments; (l) costs of correcting defects in construction or design of the Building or Property; and (m) fines, penalties, or late fees incurred by Landlord.

Such Additional Rent shall be computed on the basis of each calendar year and shall be adjusted in January of each year during the Term. Tenant shall pay the Operating Expenses in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord each year, beginning on the Possession Date. Within ninety (90) days after the end of each calendar year, Landlord shall furnish

Tenant with a written statement itemizing the Operating Expenses for that calendar year, including reasonable supporting documentation. If the total amount paid by Tenant for the prior calendar year was less than the actual amount due from Tenant for that year, Tenant shall, within thirty (30) days after receipt of such statement, pay to Landlord the difference between the amount paid by Tenant and the actual amount due. If the total amount paid by Tenant for the prior calendar year exceeds the actual amount due from Tenant for that year, Tenant shall receive a credit for such amount against rent next coming due under this Lease, or if the Term has expired, a refund of such excess from Landlord within thirty (30) days. Tenant shall have the right, upon at least fifteen (15) days' prior written notice to Landlord, to audit or inspect Landlord's books and records relating to Operating Expenses for any calendar year within twelve (12) months after Tenant's receipt of Landlord's annual statement for such year. Such audit shall be conducted at Landlord's office during normal business hours and at Tenant's expense; provided, however, that if such audit reveals that Landlord overstated Operating Expenses by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable cost of such audit. Any overpayment discovered through such audit shall be refunded to Tenant within thirty (30) days, together with interest at the rate of five percent (5%) per annum from the date of overpayment.

8.Intentionally deleted.

9.Security Deposit. Upon execution of this Lease, Tenant shall deposit Thirty-Three Thousand and 00/100 Dollars ($33,000.00) with Landlord as a security deposit (“Deposit”). The Deposit will be held by Landlord as security for the faithful performance by Tenant of the terms of this Lease. Landlord may only apply the Deposit to compensate Landlord for actual damages sustained as a result of an uncured default by Tenant after expiration of all applicable notice and cure periods, and Landlord shall provide Tenant with an itemized written statement of any amounts so applied within fifteen (15) days of such application. Tenant may not apply the Deposit to any payment of Rent or other sums payable to Landlord. Should Landlord apply any portion of the Deposit, Tenant will, upon written demand of Landlord accompanied by reasonable documentation of the claimed default and damages, remit to Landlord a sufficient amount to restore the Deposit to the original sum within thirty (30) days after receipt of such demand. The Deposit shall be returned to Tenant within thirty (30) days after the later of (i) the expiration or earlier termination of this Lease, or (ii) Tenant's surrender of possession of the Premises in accordance with this Lease.

10.Late Charges. All payments due to Landlord under this Lease, if not paid within five (5) days after they become due, shall be subject to a late charge equal to five percent (5%) of the payment amount.

11.Utilities. Tenant shall pay all charges for utility services provided to the Leased Premises which are separately metered directly to the applicable utility provider. Subject to Section 7(b) above, Landlord shall pay all charges for all other utility services necessary for the reasonable use and operation of the Leased Premises and the Property. Landlord shall not be liable in damages or otherwise for any interruptions or failure in the supply of any utilities or utility service to the Leased Premises except such failure or interruption which results from the gross negligence or willful misconduct of Landlord, its agents or employees.

12.Taxes. Landlord shall pay all real property taxes and special assessments imposed on the Property directly to the applicable taxing authority before they become subject to penalties. Commencing on the Possession Date and continuing throughout the Term, the parties acknowledge and agree that Tenant will be responsible for (a) one hundred percent (100%) of the Taxes (as defined below) attributable to the Proposed Building (i.e., the Premises) and (b) sixty percent (60%) of the Taxes attributable to the remainder of the Property (i.e., the land and common areas comprising tax parcel no. 41-21-03-100-034 excluding the Proposed Building) ("Tenant's Tax Share"), and Landlord will be responsible for the remaining forty percent (40%) of the Taxes attributable to the remainder of the Property ("Landlord's Tax Share"). Upon receipt of any tax bills, the parties will confer and cooperate in good faith to review such bills and determine each party's respective share of the amounts due in accordance with the foregoing allocation. To the extent that tax bills do not separately itemize amounts attributable to the Proposed Building and the remainder of the Property, the parties will use commercially reasonable efforts to apportion such amounts based on the relative assessed values, square footage or such other methodology as the parties may mutually agree. Tenant will reimburse Landlord for Tenant's Tax Share as Additional Rent. Landlord shall provide Tenant with copies of all tax bills and evidence of payment within thirty (30) days of Landlord's payment thereof. Tenant shall pay Tenant's Tax Share to Landlord within thirty (30) days after receipt of Landlord's invoice therefor, accompanied by copies of the applicable tax bills. As used herein, “Taxes” means all real property taxes and assessments, general, special or otherwise, levied or assessed against the land, buildings and improvements comprising the Property; provided, however, that Taxes shall not include (i) any income, franchise, estate, inheritance, succession, capital gains, or transfer taxes of Landlord, (ii) any penalties or interest resulting from Landlord's failure to timely pay Taxes, (iii) any taxes attributable to Landlord's sale, exchange, or other disposition of the Property or any interest therein, (iv) any taxes resulting from Landlord's failure to file required tax returns or documents, or (v) any increase in Taxes attributable to improvements made by Landlord for other tenants or to portions of the Property not included in the Premises. Tenant shall have the right at any time to contest Taxes or seek to prevent an increase in Taxes, and Landlord shall cooperate in such efforts at no cost to Landlord. Any refund or reduction in Taxes resulting from Tenant's contest shall be credited to Tenant in proportion to Tenant's Tax Share. Tenant may elect to pay its Tax Share of special assessments in installments over the longest period available, and only the installments then falling due during the Term shall be payable by Tenant. Upon expiration or earlier termination of this Lease, Taxes shall be prorated as of the date of such expiration or termination based on the most recent available tax information. Tenant shall also pay directly all personal property taxes assessed against any personal property owned or leased by Tenant, including personal property taxes attributable to all improvements made by Tenant, which come due during the Term.

13.Repair and Maintenance.
(a)    Tenant, at its expense, shall keep the interior of the Leased Premises in good maintenance, condition, and repair, reasonable wear and tear, casualty, condemnation, and Landlord's obligations set forth in subsection (b) below excepted, including, without limitation, the maintenance and repair of all HVAC, plumbing and electrical systems serving the Leased Premises. Tenant shall also perform all other maintenance, repair and replacement upon the Leased Premises necessitated by the negligent acts of Tenant, its agents, employees or invitees. Tenant shall keep the Leased Premises in a neat and clean condition, shall not allow refuse to accumulate, and shall conduct its business in such a manner that the risk of fire to the Leased Premises shall not be increased beyond the hazard normal and usual for its type of business. At Tenant’s sole cost and expense, Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the HVAC system serving the Leased Premises by a heating and air conditioning contractor, such contracts and such contractors shall be subject to Landlord’s prior reasonable written approval. Tenant shall provide proof of such preventative maintenance contract to Landlord upon request.

(b)    Notwithstanding the foregoing and subject to reimbursement to the extent provided in Section 7(b) above, Landlord shall be responsible for (i) all structural maintenance, repairs and replacements to the Premises, including, without limitation, the roof, foundation, exterior walls, and load-bearing elements, (ii) maintenance, repairs and replacements to the parking lot, driveways, and all other exterior common areas; (iii) maintenance, repairs and replacements necessitated by Landlord's negligence; and (iv) maintenance, repair, and replacement of the Fire Suppression System, as set forth in Section 3(e). Landlord shall commence maintenance, repairs or replacements for which it is responsible within fifteen (15) days after receipt of written notice from Tenant (or promptly in the case of emergencies) and shall diligently pursue such repairs to completion.
14.Use. Tenant shall occupy and use the Leased Premises for the purpose of warehouse/distribution, office space, research and development, and related activities, but for no other purpose without the written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. The Leased Premises shall not be used for any purpose which would: a) violate any law, ordinance; or b) in any way create any nuisance or trespass. Notwithstanding the foregoing, Tenant’s current use does not violate any of the above.

15.Insurance and Indemnity. Tenant shall have an updated Certificate of Insurance on file with Landlord prior to taking possession of the Premises, including Worker’s Compensation, Auto and General Liability, naming Landlord as additional insured with respect to General Liability coverage. Tenant shall keep in force without interruption during the course of this Lease, policies of insurance covering Tenant for Worker’s Compensation, Commercial General Liability insurance and a Business Auto policy (including hired and non-owned automobile liability) with minimum limits set forth on Exhibit F. Subject to the applicable notice and cure period, Tenant’s failure to comply with this provision shall be deemed a breach of this Lease.

Subject to Section 7(b) above, Landlord shall keep the Property insured against the loss or damage by fire and those risks covered by “extended coverage” as provided in a Michigan standard fire insurance policy in the amount of the full replacement cost of the Property. All such policies of insurance shall be payable to Landlord or as Landlord specifies.

Tenant shall indemnify Landlord against and save Landlord harmless from any liability, claim, cost or expense (including reasonable attorney’s fees) which may be asserted against or incurred by Landlord by reason of any accident or casualty occurring in, on or about the Leased Premises except such as arise from the negligence or willful misconduct of Landlord, its agents or employees.

Tenant, at its own expense, shall keep all of its furnishings, equipment and other personal property located on the Leased Premises fully insured against loss or damage by fire and those risks covered by “extended coverage” as provided in a Michigan standard fire insurance policy. Such policy of insurance shall be payable to Tenant or as Tenant specifies. Tenant hereby releases Landlord from any and all liability for any damage to or loss of such personal property from any cause whatsoever except to the extent such loss or damage is the result of the negligence or willful misconduct of Landlord, its agents or employees and is not otherwise covered by insurance required to be carried by Tenant under this Lease.

Landlord agrees to indemnify and hold harmless Tenant for any loss, injury or damage of any kind or nature arising from the Building, Improvements and Property (including the common areas), except when such injury or damage is caused by Tenant's negligent act and/or willful misconduct.

16.Waiver of Subrogation. Each policy of insurance authorized or required of either party under this Lease shall contain a clause or endorsement under which the insurer waives all right of subrogation against the other party, its agents and employees with respect to losses payable under such policy, and each party hereby waives all right of recovery it might otherwise have against the other party, its agents and employees for any loss or injury which is covered by such a policy of insurance, notwithstanding that such loss or injury may result from the negligence or fault of such other party, its agents or employees.

17.Alterations and Improvements. Tenant may make non-structural alterations, additions or improvements in, upon or to the Leased Premises that do not exceed Fifty Thousand Dollars ($50,000.00) in cost for each individual alteration, addition or improvement, without the prior written consent of Landlord, provided that such alterations, additions or improvements do not affect the Building's structure, roof, mechanical, electrical, plumbing or HVAC systems, or exterior appearance. All other alterations, additions or improvements shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Landlord's consent is required and obtained, or in the case of any alterations, additions or improvements made without Landlord's consent as permitted herein, all such work shall be performed at the expense of Tenant in a good, workmanlike manner, free from faults and defects and in accordance with all applicable laws and building codes and, if Landlord's consent is required, plans and specifications approved by Landlord. Tenant shall not allow any construction liens to attach to the Leased Premises or Property in connection with any such alteration and the failure of Tenant to have any such lien released within thirty (30) days after written notice from Landlord shall constitute a default under this Lease. In addition, Tenant shall indemnify, defend and hold Landlord harmless from any and all costs and expenses incurred by Landlord in connection with such construction liens, including, without limitation, attorneys’ fees and costs of litigation. All alterations, additions or improvements (except trade fixtures) so made and installed by Tenant shall become part of the realty, shall become the property of Landlord and shall remain for the benefit of Landlord at the end of the Term or other expiration of this Lease in as good condition as they were when installed, reasonable wear and tear excepted. Notwithstanding the foregoing, Tenant shall have the right to remove any alterations, additions or improvements made by Tenant at Tenant's option at the end of the Term or other expiration of this Lease, provided Tenant repairs any damage caused by such removal and restores the Leased Premises to their condition prior to the making of such alteration, addition or improvement, reasonable wear and tear excepted.

Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the finish work in the Premises, not including any changes affecting the Premises' or Building's roof, structure, systems, or exterior appearance (“Cosmetic Alterations”), without Landlord's consent (but subject to all other terms of this Lease), provided that such Cosmetic Alterations do not require any substantial modifications to the Premises. Tenant shall also have the right to install furnishings, equipment, wiring and connections, fixtures and trade fixtures within the Premises without Landlord's consent.

Tenant agrees to surrender to Landlord, at the end of the Lease Term, Renewal Lease Term, or upon any termination of this Lease, the Premises in as good condition as the Premises were at the Rent Commencement Date, ordinary wear and tear and damage by casualty or condemnation excepted. Tenant shall not be obligated to remove any Cosmetic Alterations or other alterations that Landlord and Tenant agree shall remain with the Premises as provided above or that Tenant elects to leave. Tenant shall have the right to remove movable trade fixtures, furniture, and equipment at the end of the Term. In the event Tenant elects to remove any improvements, fixtures or other items, Tenant shall do so in a good and workmanlike manner and shall reasonably repair and patch all floors, ceilings and other affected areas.

18.Signs. Upon the Future Building being constructed and occupied (in whole or in part), Landlord shall construct a monument sign at the Property for shared use by the occupants of the Proposed Building and the Future Building. The monument sign shall be designed to accommodate identification for multiple tenants, and each tenant shall have proportionate rights to signage space based on their respective square footage. The costs of constructing and maintaining the monument sign shall be included in Operating Expenses as set forth in Section 7(b). In addition to the shared monument sign (if applicable), Tenant has the right to building signage on the Proposed Building, including building-top signage, at Tenant’s sole cost and expense, subject only to applicable laws and Landlord’s reasonable approval of the design.

19.Parking and Common Areas; Future Building; Future Addition. Tenant shall have the right to use the driveways, walkways and parking areas located on the Property. Tenant shall require its employees (other than those with temporary or permanent disabilities) to park in the areas designated by Landlord. Tenant shall have exclusive use of at least fifty (50) parking spaces. Landlord reserves the right in its absolute discretion to create, modify, change or alter any common area provided such change or alteration does not alter the amount of available parking spaces or the accessibility or effective usage of the Leased Premises. It is anticipated that a second building may be constructed on the Property, as depicted and labeled "Future Building" on Exhibit B. Landlord reserves the right to construct the Future Building, provided that such construction and the subsequent occupancy thereof shall not materially and adversely impact Tenant's use and enjoyment of the Leased Premises, including Tenant's parking rights and access. The parties acknowledge and agree that upon the Future Building being leased to a third party or otherwise occupied, the parties shall enter into an amendment to this Lease to provide for the following: (i) a proportionate share allocation methodology with respect to Operating Expenses as set forth in Section 7(b), whereby Tenant's share of Operating Expenses shall be based on the ratio of the square footage of the Leased Premises to the total square footage of all occupied buildings on the Property; and (ii) a potential revision to Tenant's Tax Share and Landlord's Tax Share as set forth in Section 12, as may be reasonably necessary to reflect the occupancy of multiple buildings on the Property. Landlord shall provide Tenant with at least ninety (90) days' prior written notice of the anticipated occupancy of the Future Building to allow the parties reasonable time to negotiate and execute such amendment in good faith. It is also anticipated that an addition to the Proposed Building may be constructed, as depicted and labeled "Future Addition" on Exhibit B. With Tenant's prior written approval, Landlord may construct the Future Addition, which, if constructed, would be leased by Tenant as an expansion to the Leased Premises. The parties acknowledge and agree that upon the Future Addition being constructed and leased by Tenant, the parties will enter into an amendment to this Lease to incorporate the Future Addition into the Leased Premises and to address the rent, Operating Expenses, and other terms applicable to the expanded Leased Premises.

20.Restrictive Covenants. Landlord covenants and agrees that, during the Term (including any extensions or renewals), neither the Property nor any building thereon (including the Leased Premises and the Future Building) shall be used for any of the following purposes: (a) any use that would constitute a nuisance or would be illegal, immoral, or disreputable; (b) adult entertainment or adult bookstores; (c) massage parlors (other than licensed therapeutic massage); (d) tattoo or body piercing parlors; (e) pawn shops; (f) check cashing or payday loan establishments; (g) off-track betting or gambling facilities; (h) gun shops or firearms dealers; (i) smoke shops, vape shops, tobacco stores, or cannabis dispensaries; (j) bars, taverns, or nightclubs (as distinguished from restaurants that serve alcohol); (k) flea markets, second-hand stores, or thrift shops; (l) industrial or manufacturing uses that generate excessive noise, odors, or emissions; (m) vehicle sales, service, or repair (other than incidental fleet maintenance); (n)

storage or self-storage facilities; (o) funeral homes, mortuaries, or crematoriums; or (p) any use that would materially interfere with Tenant's use and enjoyment of the Leased Premises. Landlord shall include substantially similar use restrictions in any lease for the Future Building or any other building on the Property. This covenant shall run with the land and bind Landlord's successors and assigns.

21.Assignment and Sublease. Tenant shall not assign this Lease, or sublease all or any part of the Leased Premises without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the unrestricted right to assign, sublet, license or transfer, in whole or in part, (hereinafter collectively “Transfer”) any or all of its rights and privileges under the Lease to an Affiliate (hereafter defined), provided that no such Transfer shall operate to relieve Tenant of its obligations under the Lease, including the payment of Rent and other charges. For purposes of this provision, “Affiliate” shall mean any entity which controls, is controlled by or is under common control with Tenant, any franchisee of Tenant, any franchisor of Tenant, any franchisee of Tenant's franchisor, or any entity which serves as a secured lender to Tenant. The consent of Landlord to any other Transfer to an entity or person which is not an Affiliate shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the issuance, sale, purchase or other disposition of the interests of Tenant or an Affiliate of Tenant, any merger or consolidation or sale of all or substantially all of Tenant's or an Affiliate of Tenant's assets by Tenant or an Affiliate of Tenant, or any change in control, directors, management or organization of Tenant or an Affiliate of Tenant shall not be deemed to be a Transfer requiring the consent of Landlord, and in connection with any such transaction, Tenant shall be released from all obligations under this Lease first arising from and after the effective date of such transaction, provided that the successor entity assumes in writing all of Tenant's obligations under this Lease. Similarly, in the event of any Transfer to a third party that is approved by Landlord (or that does not require Landlord's consent), Tenant shall be released from all obligations under this Lease first arising from and after the effective date of such Transfer, provided that the transferee assumes in writing all of Tenant's obligations under this Lease.

Landlord shall have ten (10) calendar days after receipt of notice from Tenant to review and approve any proposed assignment or subletting. Landlord shall have no right to recapture said space and all consideration attributable to any assignment or sublease shall inure to the benefit of the Tenant.

22.Right of First Refusal to Purchase. Upon receipt of a bona fide written offer from any party to purchase all or any part of the Property, Landlord shall first send Tenant a copy of the offer (including all material terms and conditions) and notify Tenant of Landlord’s intent to accept the offer. Tenant shall have the right for thirty (30) days to match the terms of the offer, in writing. If Tenant does not elect to match the offer in writing within thirty (30) days, Landlord may then sell or transfer the Property to the third party offeror, provided the sale is on substantially the same terms and conditions as specified in the offer sent to Tenant (and in no event on terms more favorable to the third party than those offered to Tenant). If the sale to the third party is not consummated within one hundred twenty (120) days after Tenant's election period expires, or if Landlord proposes to sell on terms materially different from or more favorable than those contained in the original offer, Landlord must again offer the Property to Tenant pursuant to this Section before selling to any other party.

23.Right of First Offer to Lease. Landlord hereby grants Tenant a continuing right of first offer to lease any additional buildings constructed on the Property, including without limitation the Future Building depicted on Exhibit B (collectively, "Additional Space"). Prior to offering any Additional Space for lease to any third party or entering into a letter of intent or lease with any third party for such Additional Space, Landlord shall first deliver to Tenant a written notice ("Offer Notice") setting forth the material terms on which Landlord is willing to lease such Additional Space, including the proposed rent, lease term, tenant improvement allowance (if any), and other material economic terms. Tenant shall have thirty (30) days after receipt of the Offer Notice to elect in writing to lease such Additional Space on the terms set forth in the Offer Notice. If Tenant timely elects to lease such Additional Space, the parties shall negotiate in good faith and execute a lease or amendment to this Lease within sixty (60) days after Tenant's election, on the terms set forth in the Offer Notice and otherwise on terms consistent with this Lease to the extent applicable. If Tenant does not timely elect to lease such Additional Space, or if the parties fail to execute a lease or amendment within such sixty (60) day period despite good faith efforts, Landlord may lease such Additional Space to a third party, provided that such lease is on terms no more favorable to the third party than those offered to Tenant. If Landlord does not enter into a lease with a third party for such Additional Space within twelve (12) months after Tenant's election period expires, or if Landlord proposes to lease such Additional Space on terms materially more favorable to the third party than those offered to Tenant, Landlord must again offer such Additional Space to Tenant pursuant to this Section before leasing to any third party.

24.Intentionally deleted.

25.Performance by Landlord. In the event Tenant fails to perform any of its covenants and agreements as set forth in this Lease and such failure continues for a period of thirty (30) days after written notice from Landlord specifying the nature of the default with reasonable particularity (except that in a bona fide emergency posing imminent threat of material damage to the Property or injury to persons, such notice period shall be reduced to a reasonable period under the circumstances, but in no event less than twenty-four (24) hours if practicable), Landlord shall have the option to undertake such performance for Tenant. The reasonable and documented costs and expenses actually incurred by Landlord by reason of such undertaking shall be due and payable by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor accompanied by reasonable supporting documentation, as Additional Rent under this Lease.

26.Compliance with Public Authority Requirements. Tenant agrees, at its own expense, to promptly comply with all requirements of any legally constituted public authority with respect to Tenant’s use of the Premises. Notwithstanding the foregoing, Landlord shall be responsible, at Landlord's sole cost and expense (subject to inclusion in Operating Expenses to the extent permitted under Section 7(b)), for compliance with all requirements of any legally constituted public authority with respect to (a) the Building's structure, roof, foundation, exterior walls, and common areas, (b) any condition existing prior to the Possession Date or arising from Landlord's acts or omissions, and (c) any requirements applicable to the Property generally and not specifically triggered by Tenant's particular use.

27.Hazardous Materials.

a)Definitions. For purposes of this Lease, the terms “Hazardous Materials” and “Relevant Environmental Laws” shall be defined as follows:

i.“Hazardous Materials” shall mean all solids, liquids and gasses, including but not limited to solid waste, asbestos, crude petroleum and petroleum fractions, toxic chemicals, polychlorinated biphenyls, paint containing lead, volatile organic chemicals, chlorinated organic compounds, and urea formaldehyde foam insulation, which are governed or regulated by Relevant Environmental Laws.

ii.“Relevant Environmental Laws” shall include but not be limited to all federal, state or local laws, rules, regulations, orders or determinations established or issued by any judicial, legislative or executive body, of any governmental or quasi-governmental entity which govern or regulate the existence, storage, use, disposal, or release of any solid, liquid or gas on, in or under the Leased Premises, or which govern or regulate the environmental effect of any activity currently or previously conducted on the Leased Premises.

b)Tenant’s Obligations; Indemnification. Tenant shall not, nor shall it permit its employees, business invitees, contractors or subcontractors (collectively “Tenant’s Agents”), to bring upon, keep, store, use, or dispose of any Hazardous Materials on, in, under, or about the Leased Premises, the Property or any adjacent property except for the following: (i) Hazardous Materials contained within Tenant’s products, equipment, or inventory and which do not pose any significant threat of being released into the environment; or (ii) general office supplies (including, without limitation, ordinary cleaning chemicals and solutions) used for their intended purpose and not posing any significant threat of contamination of the Leased Premises, the Property or any adjacent property. Tenant shall cause the presence, use, storage and/or disposal of any Hazardous Materials on, in, under, or about the Leased Premises by Tenant or Tenant’s Agents to be in complete compliance with Relevant Environmental Laws. Tenant shall defend, indemnify, protect, and hold Landlord harmless from and against all claims, costs, fines, judgments, and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with the presence, storage, use, or disposal of Hazardous Materials in, on, under, or about the Leased Premises to the extent caused by the negligent or wrongful acts or omissions of Tenant and/or Tenant’s Agents. Tenant’s obligations under this subsection (b) shall survive the termination of this Lease.

c)Landlord’s Obligations; Indemnification. Neither Landlord nor Landlord’s employees, business invitees, agents, contractors, or subcontractors (collectively “Landlord’s Agents”) shall bring upon, keep, store, use, or dispose of any Hazardous Materials in, on, under, or about the Leased Premises, the Property or any adjacent property except in complete compliance with all Relevant Environmental Laws. Landlord shall defend, indemnify, protect, and hold Tenant harmless from and against all claims, costs, fines, judgments, and liabilities, including reasonable attorneys' fees and costs, arising out of or in connection with (i) the presence, storage, use, or disposal of Hazardous Materials in, on, under, or about the Property caused by the acts, omissions, or negligence of Landlord and/or Landlord's Agents, or (ii) any Hazardous Materials existing on, in, or under the Property prior to the Possession Date. Landlord's obligations under this subsection (c) shall survive the termination of this Lease.

Landlord, to the best of its knowledge, represents and warrants to Tenant that (i) there are no Hazardous Materials on or about the Property and (ii) the Property is in compliance with all Relevant Environmental Laws. In addition, Landlord represents and warrants to Tenant that no toxic, explosive or other dangerous materials or hazardous substances are present in the Leased Premises, Building or on the Property or have been concealed within, buried beneath, released on or from, or removed from the Building or and that Landlord has not received any written notice of any pending or threatened action, claim, or investigation relating to Hazardous Materials on or about the Property. Landlord shall, prior to lease execution and at Tenant's request, fully disclose any and all reports, analyses, studies or other documents in Landlord's possession or control, including environmental and air quality studies, that would identify contaminants on the Property. Landlord shall promptly notify Tenant of any environmental claims, notices, or investigations relating to the Property that come to Landlord's attention during the Term. Landlord shall defend, indemnify and hold harmless Tenant from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorney’s, consultant’s and expert’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from environmental conditions not solely caused by Tenant, including, without limitation, any and all costs incurred by Tenant because of any investigation of any portion of the Property or any cleanup, removal or restoration of any portion of the Property to remove or remediate Hazardous Materials not deposited by Tenant. This subsection (c) shall survive the termination of this Lease.

28.Damage to Leased Premises. In the event the Leased Premises and/or the Building are damaged by fire, the elements, acts of God, or other cause to such extent that either the Leased Premises are rendered untenantable by Tenant or more than fifty percent (50%) of the Building is rendered untenantable, Landlord shall, within thirty (30) days of the date the damage occurred, notify Tenant in writing whether Landlord elects to rebuild and, if so, provide an estimate of the time required to complete restoration. If Landlord elects not to rebuild, or if the estimated restoration period exceeds two hundred seventy (270) days, either party may terminate this Lease by written notice within fifteen (15) days thereafter, and this Lease shall be canceled as of the date the damage occurred, with rent prorated to such date.

If Landlord elects to rebuild, Landlord shall promptly commence and diligently pursue restoration. During any period the Leased Premises is untenantable or Tenant's use is materially impaired, rent shall abate proportionately. If restoration is not substantially completed within the estimated period (plus sixty (60) days for force majeure delays), Tenant may terminate this Lease upon thirty (30) days' written notice.

Landlord shall not be liable to Tenant for any loss occasioned by damage to the Leased Premises, other than rent abatement as provided herein, except for losses resulting from Landlord's gross negligence or willful misconduct. Rent abatement shall apply regardless of the cause of damage; provided, however, Tenant shall remain liable for uninsured damage caused by Tenant's negligence.

29.Eminent Domain. In the event that the whole of the Leased Premises shall be taken or condemned for any public or quasi-public use or purpose by any competent authority in appropriation proceedings or by any right of eminent domain, then this Lease shall terminate as of the date title vests in the condemning authority, all rents and other payments shall be prorated and paid up to that date, and Landlord and Tenant shall have no further obligations by reason of the provisions of this Lease, except for those obligations that expressly survive termination. .

In the event that less than the whole of the Leased Premises or any substantial portion of the Property is so taken or condemned, then either Landlord or Tenant shall have the right to terminate this Lease upon written notice to the other party given within thirty (30) days after receipt of notice of such taking, and this Lease shall terminate as of the date title vests in the condemning authority, all rents and other payments shall be prorated and paid up to that date, and Landlord and Tenant shall have no further obligations by reason of the provisions of this Lease, except for those obligations that expressly survive termination. In the event that neither party elects to so terminate this Lease, Landlord shall, at Landlord's sole cost and expense (but Landlord may apply condemnation proceeds toward such restoration), promptly repair and restore the portion not affected by the taking so as to constitute the remaining premises a complete architectural unit suitable for Tenant's continued use. During any such restoration period, Base Rent and Additional Rent shall be equitably abated to reflect the portion of the Leased Premises that is unusable by Tenant. Upon completion of any such restoration, the Base Rent shall be equitably reduced to reflect the reduced square footage of the Leased Premises.

Tenant shall have no interest in any award resulting from any condemnation or eminent domain or similar proceedings whether such award be for diminution in value to the leasehold or to the fee of the Leased Premises, except that Tenant shall be entitled to claim, prove and receive in such proceedings such award as may be allowed it for loss of business, relocation, and for Tenant’s trade fixtures and personal property which are removable by Tenant at the end of the Term, provided such award shall be in addition to the award for land, buildings and other improvements.

30.Defaults of Tenant. The following occurrences shall be deemed defaults by Tenant:

a)Tenant fails to pay when due any rent or other sum payable under this Lease and such failure continues for five (5) days after written notice from Landlord,

b)Tenant makes a general assignment for the benefit of creditors, becomes insolvent, files for bankruptcy or reorganization, has a bankruptcy or insolvency proceeding filed against it, or has a receiver or trustee appointed (or requested to be appointed) over Tenant or Tenant’s assets, or

c)Tenant breaches any other obligation under this Lease, and such breach shall continue for thirty (30) days after written notice from Landlord; provided, however, that if such breach is of a nature that cannot reasonably be cured within such thirty (30) day period, Tenant shall not be in default if Tenant commences to cure such breach within such thirty (30) day period and thereafter diligently pursues such cure to completion.

31.Remedies of Landlord. In the event of a default by Tenant, Landlord shall have the following rights and remedies in addition to all other rights and remedies otherwise available to Landlord:

a)Landlord shall have the right to terminate this Lease upon written notice to Tenant without prejudice to any claim for rents or other sums due or to become due under this Lease or damages.

b)Landlord shall have the immediate right of re-entry and may remove all persons and property from the Leased Premises. Such property may be removed and stored at the cost of Tenant. Should Landlord elect to re-enter as herein provided, or should Landlord take possession pursuant to legal proceedings, Landlord may either terminate this Lease or, from time-to-time, without terminating this Lease, relet the Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such rental or rentals and upon such other terms and conditions as Landlord, in the exercise of its sole discretion, deems advisable, with the right to make alterations and repairs to the Leased Premises. Upon each such reletting, (i) Tenant shall be immediately liable to pay to Landlord, in addition to any indebtedness other than rent due hereunder, the cost and expense of such reletting and of any such alterations and repairs incurred by Landlord, and the amount, if any, by which the rent reserved in this Lease for the period of the reletting as accelerated under Subsection a) of this Section, exceeds the amount agreed to be paid for rent for the Leased Premises by the reletting Tenant; or (ii) at the option of Landlord, rents received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting and of such alterations and repairs; third, to the payment of rent unpaid hereunder; and the residue, if any held by Landlord and applied in payment of future unaccelerated rent as the same may become due and payable hereunder.

c)Subject to Landlord’s duty to mitigate its damages, Landlord may immediately sue to recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including the cost of recovering the Leased Premises, and including the rent reserved and charged in this Lease for the remainder of the stated Term as accelerated under Subsection a) of this Section; provided, however, that any such accelerated rent shall be discounted to present value using a discount rate equal to the prime rate as published in The Wall Street Journal (or if no longer published, a comparable publication) as of the date of Tenant's default, plus one percent (1%). Landlord shall use commercially reasonable efforts to relet the Leased Premises and mitigate damages, and any amounts actually received by Landlord from reletting shall be credited against Tenant's obligations.

32.Landlord Default; Tenant Remedies. Landlord shall be in default if Landlord fails to perform any obligation hereunder and such failure continues for thirty (30) days after written notice from Tenant (or such longer period as reasonably necessary to cure if Landlord commences cure within such period and diligently pursues completion). Upon any such default: (a) Tenant may perform Landlord's obligation and offset the reasonable, documented costs thereof against rent, provided Tenant shall not offset more than 50% of any single monthly Base Rent installment and (b) Tenant shall be entitled to any other remedies available at law and/or in equity.

33.Right of Access. Tenant agrees to permit Landlord, and Landlord’s agents, to inspect or examine the Leased Premises at any reasonable time upon reasonable prior notice (except in emergencies), and to permit Landlord to make such repairs, decorations, alterations, improvements or additions in the Leased Premises or to the Building as Landlord may reasonably deem necessary or which Tenant has covenanted in this Lease to do but has failed to do, without the same being construed as an eviction of Tenant, in whole or in part, by reason of loss or interruption of the business of Tenant because of the prosecution of such work; provided, however, that if such work materially interferes with Tenant's use of the Leased Premises for more than five (5) consecutive business days, Base Rent shall abate proportionately during such interference. Tenant shall have the right to accompany Landlord on any such inspections and examinations, which shall be scheduled to suit the reasonable convenience of both parties.

Landlord shall have the right to enter upon the Leased Premises at any reasonable time during the Term for the purpose of exhibiting the Leased Premises to prospective tenants or purchasers, provided at least twenty-four (24) hours' advance notice is given to Tenant, and provided such exhibitions are scheduled to suit the reasonable convenience of both parties and do not unreasonably interfere with Tenant's business operations. For a period commencing six (6) months prior to the termination of this Lease and any renewals, Landlord may also place signs in, or upon the Leased Premises to indicate that the same are for rent, subject to Tenant's reasonable approval as to size and placement. Signs indicating the Building is for sale may be placed on the Building (but not within the Leased Premises without Tenant's consent) at any time.

34.Surrender of Leased Premises. Tenant covenants and agrees to surrender possession of the Leased Premises to Landlord upon the expiration of the Term, or upon earlier termination of this Lease, in as good condition and repair as the same shall be at the Rent Commencement Date, or as the same may have been put by Landlord or Tenant during the continuance of this Lease and any renewals, or extensions, ordinary wear and tear, casualty, and condemnation excepted. In addition, Tenant shall remove all of its personal property from the Leased Premises in accordance with Section 17 above and shall repair any damage to the Leased Premises caused by such removal. Any improvements made to the Premises, whether initially paid for by Landlord or by Tenant under Section 17 above, shall become the sole property of Landlord and Tenant shall not remove any part of the improvement, except for its portable personal property (i.e., nothing that is attached to any structure of the Premises), unless specifically authorized in writing by Landlord under the terms of Section 17 above.

Subject to Section 17 above, any personal property of Tenant or of anyone claiming under Tenant which shall remain on the Leased Premises more than fifteen (15) days after the expiration or termination of this Lease and written notice from Landlord shall be deemed to have been abandoned by Tenant, and either may be removed by Landlord as its property or may be disposed of in such a manner as Landlord may see fit, and Landlord shall not be in any way responsible for such property.

35.Holding Over. In the event Tenant shall continue to occupy all or any part of the Leased Premises after the expiration of the Term with the consent of Landlord, such holding over shall be deemed to constitute a tenancy from month-to-month, upon the same terms and conditions as are contained in this Lease, except as to term; provided, however, if such holding over is without Landlord’s written consent, Tenant shall pay to Landlord as rent for each month, or part of a month, that Tenant remains in possession of the Leased Premises, one hundred and fifty percent (150%) of the monthly rental rate in effect immediately prior to the date of termination.

36.Subordination. This Lease is and shall be subject and subordinate to any mortgage or mortgages now in force, or which shall at any time be placed upon the Leased Premises or the Property or any part thereof, and to each and every advance made pursuant to any such mortgage; provided, however, that such subordination shall be conditioned upon

Tenant's receipt of a subordination, non-disturbance, and attornment agreement ("SNDA") from such mortgagee in a form reasonably acceptable to Tenant. Tenant agrees that it will, within fifteen (15) business days after request, execute and deliver such instruments as shall be reasonably required by any mortgagee or proposed mortgagee to confirm or to effect more fully such subordination of this Lease to the lien of any such mortgage or mortgages; provided that such instruments do not materially increase Tenant's obligations or materially diminish Tenant's rights under this Lease. Landlord shall use commercially reasonable efforts to obtain an SNDA from any existing mortgagee within sixty (60) days after the Effective Date.

Notwithstanding anything to the contrary, as a condition to Tenant’s subordination and attornment, any mortgagee, or successor to mortgagee’s interest, must agree in writing that (a) it will not disturb Tenant’s right to occupy the Premises under the terms of the Lease for the Term (including any extension thereof), (b) this Lease shall not be terminated, (c) Tenant’s rights under this Lease and Tenant’s leasehold estate created hereby shall not be diminished by reason of any default under a mortgage affecting the Property or foreclosure thereof, and (d) all prepaid rent and security deposits shall be honored, so long as Tenant is not in default in performance of its obligations under the Lease beyond any applicable cure period provided in the Lease.

37.Attornment. In the event any proceedings are brought for the foreclosure of any mortgage covering the Leased Premises, or in the event of the conveyance by deed in lieu of foreclosure, or in the event of exercise of the power of sale under any such mortgage, or in the event of the sale or transfer of the Leased Premises by Landlord, Tenant shall attorn to the new owner upon the new owner's written assumption of Landlord's obligations under this Lease, and Tenant covenants and agrees to execute an instrument in writing reasonably satisfactory to both parties whereby Tenant attorns to such successor in interest and recognizes such successor as Landlord under this Lease.

38.Sale or Transfer by Landlord. If Landlord shall sell or transfer the Leased Premises, Landlord shall be released of all covenants and obligations under this Lease accruing from and after the date of such conveyance or transfer, provided (a) the purchaser on such sale has assumed in writing and agreed to carry out all covenants and obligations of Landlord under this Lease and (b) Landlord has provided Tenant with written notice of such sale or transfer and the name and address of the purchaser within ten (10) days thereof.

39.Estoppel Certificate. At the request of either party, the other party shall within ten (10) days deliver a certificate stating the Commencement Date and the termination date of the Term and certifying as of the date of the certificate as to the amount of Base Rent, Additional Rent and other charges paid by Tenant under this Lease, whether this Lease has been modified and is in full force and effect, whether the other party is in default under this Lease and the nature of any such default.

40.Quiet Enjoyment. Subject to the terms and conditions of this Lease, on paying the rent and on performing all of the covenants and agreements on its part to be performed under the provisions of this Lease, Tenant shall peacefully and quietly have, hold and enjoy the Leased Premises for the Term without hindrance or interference by Landlord, by any predecessor in interest to Landlord, by any mortgagee or ground lessor, or by anyone claiming an interest in the Leased Premises by or through Landlord or any such predecessor in interest.

41.Benefit and Obligation. The benefits of this Lease shall accrue to, and the burdens of this Lease shall be the liabilities of, the heirs, personal representatives, successors and permitted assigns of Landlord and Tenant.

42.Notices. All notices required under any provision of this Lease shall be deemed to be properly served if (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, (c) sent by nationally recognized overnight courier, or (d) sent by email to the email address designated by the receiving party, to each party at their address as stated above or at such other address or email address as each party shall designate in writing delivered to the other party. Notices shall be effective (i) upon delivery if delivered personally, (ii) three (3) business days after mailing if sent by registered or certified mail, (iii) one (1) business day after deposit with the courier if sent by overnight courier, or (iv) upon transmission if sent by email, provided the sender does not receive an automated delivery failure notification.

43.Waiver. The failure of either party to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof or of the right of either party to enforce each and every covenant and condition of this Lease, and no provision of this Lease shall be deemed to have been waived unless such waiver is in writing signed by the waiving party. One or more waivers of any covenant or condition by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant or condition, nor shall the acceptance of rent or other payment by Landlord at any time when Tenant is in default under any term, covenant or condition of this Lease constitute a waiver of such default, nor shall any waiver or indulgence granted by either party be taken as an estoppel against the party granting the indulgence or waiver.

44.Unenforceability. In the event any covenant, term, provision, obligation, agreement or condition of this Lease is held to be unenforceable, it is mutually agreed and understood, by and between the parties hereto, that the other covenants, terms, provision, obligations, agreements and conditions herein contained shall remain in full force and effect.

45.Captions. All headings contained in this Lease are intended for convenience only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

46.Governing Law. This Lease shall be governed by the laws of the State of Michigan.

47.Additional Covenants of Tenant. Tenant shall not perform or permit any of the following acts to be performed by Tenant or its agents, employees, or invitees without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed:

a)Occupy the Leased Premises in any other manner or for any other purpose than as set forth in this lease.

b)Use or operate any machinery that, in Landlord’s reasonable opinion, is harmful to the Property or Premises or would materially disturb other tenants or occupants of the Property.

c)Inscribe, paint or affix or permit to be inscribed, painted or affixed any sign, advertisement or notice on any part of the exterior of the Property or Premises, unless first approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Tenant may install interior signage within the Leased Premises without Landlord's consent.

d)Place any telecommunications lines or other wires and instruments in the Leased Premises unless coordinated with Landlord as to where and how the same are to be placed, which coordination shall not be unreasonably withheld or delayed; provided, however, Tenant shall be permitted to install standard telephone, internet, data and computer lines at Tenant’s expense within Tenant’s leased area without Landlord's prior approval, so long as such installation does not affect the Building's structure or systems.

e)Store or use any article or substance that is explosive, highly flammable, or otherwise hazardous in violation of applicable laws, including but not limited to ether, naphtha, phosphorus, benzol, gasoline, benzine, petroleum or any product thereof, crude or refined earth or coal oils, flashlight powder, or other explosives, kerosene, camphene, burning fluid or any dangerous, explosive or rapidly burning matter or material of any kind; provided, however, that Tenant may use and store reasonable quantities of cleaning supplies and other materials customarily used in Tenant's business in compliance with applicable laws.

f)Use electricity in the Leased Premises in excess of the capacity of any of the electrical conductors and equipment in or otherwise serving the Leased Premises, nor connect any additional fixtures, appliances or equipment to the Property electric distribution system or make any alteration or addition to the electric system (other than installing a sub-meter) of the Leased Premises other than the connection of lamps, desktop computers, laptop computers, servers, and similar office machines and equipment reasonably necessary for Tenant’s use of the Leased Premises as permitted under this Lease.

g)Make or permit any improper noises or odors in the Leased Premises or on the Property, create a nuisance, or do or permit anything which materially interferes with neighboring property owners and their business (except for Tenant’s uses already disclosed and permitted in Section 14 above). In the event Tenant’s business creates noise or odors that materially interfere with neighboring tenants or property owners after Landlord has provided Tenant with written notice thereof and a reasonable opportunity to cure, Landlord may require Tenant, at Tenant’s sole cost, to install in the Leased Premises such sound insulation, air circulation devices and/or other commercially reasonable improvements necessary to mitigate the noise or odor to a reasonable level.

48.Additional Rights Reserved to Landlord. Subject to the terms and conditions of this Lease, Landlord shall have the right, but shall be under no obligation, to do the following things in or about the Leased Premises and the Property, provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant's business operations:

a)Make such reasonable rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Leased Premises, and the Property, and for the preservation of good order therein; provided, however, such rules and regulations (i) are reasonable and customary for buildings of this character, (ii) are of uniform application to all tenants, (iii) are uniformly enforced against all tenants, (iv) are not inconsistent with the provisions of this Lease, (v) do not materially increase Tenant's obligations or materially diminish Tenant's rights under this Lease, and (vi) are provided to Tenant in writing at least thirty (30) days prior to becoming effective. Tenant and its agents, employees, invitees, and licensees shall comply with all such rules and regulations.

b)Control and prevent access to any part of the Property or adjacent property by persons whose presence in the reasonable judgment of Landlord will be prejudicial to the safety, character, reputation or interest of the Property and its respective tenants; provided, however, that Landlord shall not unreasonably interfere with access by Tenant's employees, agents, contractors, customers, or invitees.

49.Force Majeure. The time within which either party shall be required to perform any act or acts under this Lease (other than the payment of money) shall be extended to the extent that the performance of such act or acts shall be delayed by acts of God, fire, windstorm, flood, explosion, collapse of structures, riot, war, terrorism, pandemic, governmental orders, strikes, or labor disputes; provided, however, that the party seeking such extension hereunder shall give notice to the other party of the occurrence causing such delay no later than seven (7) days following such occurrence. Such extension shall apply equally to both parties.

50.Entire Agreement; Amendment. This Lease contains all of the representations and statements by each party to the other and expresses the entire understanding between the parties with respect to this transaction. All prior communications concerning this transaction are merged in and replaced by this Lease. This Lease may not be amended except by a further agreement in writing signed by both Landlord and Tenant.

51.Waiver of Right to Trial by Jury. EACH PARTY HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THIS LEASE, INCLUDING BUT NOT LIMITED TO ACTIONS INVOLVING SUMMARY PROCEEDINGS. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER INTO THIS TRANSACTION.

52.Floor Load. Tenant shall not place upon any portion of the floor of the Leased Premises a load exceeding such floor’s load-bearing capacity. Landlord reserves the right to reasonably prescribe the position of all safes, business machines, or other heavy apparatus, provided such requirements do not unreasonably interfere with Tenant's business operations. Such safes, business machines, or other heavy apparatus shall be maintained by Tenant at Tenant’s expense in settings reasonably sufficient to absorb and prevent vibration, noise, and annoyance to other tenants.

53.Limitation of Landlord’s Liability. Notwithstanding anything contained in this Lease to the contrary, Landlord’s liability hereunder shall be limited to, and any judgment against Landlord may only be satisfied out of, (a) the proceeds of sales received on execution of the judgment and levy against the right, title, and interest of Landlord in the Property; (b) rent and other income from the Property receivable by Landlord; and (c) the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Property. In no event shall any partner, member, manager, officer, director, shareholder, or beneficial owner of Landlord have any personal liability for the obligations of Landlord under this Lease; provided, however, that this limitation shall not limit Tenant's right to seek injunctive or other equitable relief.

54.Rules and Regulations. The current rules and regulations for the Building and Landlord’s Property (“Rules”) are attached as Exhibit G. Tenant shall observe and comply with and shall require Tenant’s Agents to observe and comply with all Rules and any reasonable additions or amendments thereto which shall from time to time be adopted by Landlord; provided, however, that (a) such additions and amendments shall be provided to Tenant in writing at least thirty (30) days prior to becoming effective, (b) shall be of uniform application and uniformly enforced against all tenants, (c) shall not be inconsistent with Tenant's rights under this Lease, and (d) shall not materially increase Tenant's obligations or materially diminish Tenant's rights under this Lease. In the event of any conflict between the Rules and this Lease, the terms of this Lease shall control.

55.Landlord's Representations and Warranties. Landlord represents and warrants to Tenant that: (a) Landlord is seized in fee simple title to the Property; (b) Landlord has the authority to enter into this Lease; (c) the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of Landlord; (d) Landlord will deliver the Premises, Building, Property and Improvements in compliance with all applicable governmental rules, laws and regulations, without regard to grandfathering or other variances; (e) all utility and mechanical systems, including plumbing, electrical and HVAC systems, are established, connected to the Premises and are in good working condition and repair; (f) the Fire Suppression System will be installed, fully operational, and in compliance with all applicable codes and regulations as of the Possession Date; (g) the Premises is in compliance with all applicable laws, codes, rules, regulations and ordinances, Landlord has not received any notice of violations of any health, safety, pollution, zoning or other laws, ordinances, rules or regulations including, without limitation, the ADA with respect to any portion of the Leased Premises; and (h) the Premises has access to sufficient parking and a public road, either directly or as benefited by easements. Landlord shall assign to Tenant, to the extent assignable and to the extent Tenant is responsible for the maintenance, repair, or replacement of such items under this Lease, all warranties relating to the base building, building systems, and equipment, including without limitation any warranties from contractors, subcontractors, manufacturers, and suppliers. Landlord shall cooperate with Tenant in enforcing any such warranties that are not assignable.

56.Authority. Tenant and Landlord represent and warrant that Tenant and Landlord, respectively, have the capacity and authority to enter into this Lease. If Tenant or Landlord is a corporation, Tenant and Landlord, respectively, represent and warrant that it is duly organized and a validly existing corporation in good standing and that the person executing this Lease has the requisite authority to bind the corporation to the terms of this Lease. If Tenant is a partnership (see above), Tenant represents and warrants that it validly exists and that the person executing this Lease has the requisite authority to bind the partnership to the terms of this Lease.

57.Existing Lease Coordination. Landlord and Tenant acknowledge that Tenant currently occupies space under an existing lease with Landlord. The parties agree to negotiate in good faith regarding the coordination of Tenant’s transition from the existing premises to the new Premises, including an early termination of existing lease if and to the extent necessary to facilitate such transition.

58.Contingency. The parties’ obligations under this Lease are contingent upon Landlord closing on the purchase of the Property. Landlord shall notify Tenant in writing within five (5) business days after such closing has occurred. If Landlord has not closed on the purchase of the Property within ninety (90) days after the Effective Date, Tenant may terminate this Lease upon written notice to Landlord, and neither party shall have any further obligations hereunder. Upon any such termination, Landlord shall promptly refund to Tenant all amounts previously paid by Tenant under this Lease, including without limitation any Security Deposit and Construction Down Payment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first identified above.

                        LANDLORD:
        Ventura Office Park Lot #8, LLC,
        a Michigan limited liability company

Date: April 13, 2026            By: /s/ Jeff Leeuw
                Jeff Leeuw
            Its:    Member

            TENANT:
            Shoulder Innovations, Inc.,
            a Delaware corporation

Date: April 13, 2026            By: /s/ Matt Ahearn
                Matt Ahearn
            Its:    Chief Operating Officer

EXHIBIT A

Land Description

EXHIBIT B

Leased Premises

EXHIBIT C

Construction Plans

EXHIBIT D

Construction Budget (excludes Fire Suppression System costs, which are addressed separately in Section 3(e))

EXHIBIT E

Acceptance of Premises

EXHIBIT F

Insurance Requirements

EXHIBIT G

Rules and Regulations